Exhibit 10.3

RETIREMENT AGREEMENT
This RETIREMENT AGREEMENT (the “Agreement”) is entered into on August 5, 2024, by and between Surgery Partners, Inc., a Delaware corporation (the “Company”), and Brad Owens, a resident of Tennessee (“Executive”).
WHEREAS, Executive is employed by and provides services to the Company as the President of the National Group;
WHEREAS, Executive has expressed a desire to retire from employment;
WHEREAS, the parties are entering into this Agreement to specify the following: (i) the date of Executive’s retirement; (ii) certain additional consideration provided to Executive; (iii) Executive’s agreement to be bound by certain restrictive covenants; and (iv) a release and waiver of all claims by Executive based on his employment with the Company;
NOW, THEREFORE, based on the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree:
1.    Retirement from Employment. The intended date of retirement is August 31, 2024 (the “Retirement Date”). As of the Retirement Date, Executive hereby agrees that he shall relinquish all positions which he then holds with the Company and any of its “Affiliates” (as defined below), including positions he holds as an officer or director. For purposes of this Agreement, an “Affiliate” is any business entity that directly, or indirectly through one or more intermediaries, either controls, or is controlled by, the Company.
2.    Payments and Benefits.
    (a)    Expense Reimbursement. Executive has presented or will present evidence of all expenditures that may be reimbursed under the Company’s business expense reimbursement policy. The Company will provide full reimbursement of any such expenses that are outstanding within ten days of receipt of such evidence.
    (b)    Company Benefits. The parties acknowledge that Executive is participating in certain employee health, welfare, retirement and fringe benefit plans maintained by the Company or an Affiliate (collectively, the “Employee Plans”). Executive’s rights under the Employee Plans on and after the Retirement Date shall be determined under the terms of the Employee Plans. Executive’s retirement on the Retirement Date is intended to be a separation from service under the Employee Plans. The waiver or settlement of rights herein are not intended to include a waiver of amounts due, payable or owing under the Employee Plans.

    (c)    Payments on Separation. Executive shall receive the following payments and benefits:

(i)    $550,000 paid over a period of 12 months, commencing on September, 1, 2024 or, if later, as described in Section 2(e);

(ii)    $385,000 representing a full annual bonus at target, paid over a period of 12 months, commencing on September, 1, 2024 or, if later, as described in Section 2(e);

(iii)    All base salary that has been earned but not paid as of the Retirement Date, paid in a single sum in accordance with normal payroll procedures;

(iv)    An amount equal to a prorated portion (based on time employed in 2024) of any bonus earned by Executive for the calendar year 2024 determined and paid following the end of calendar year 2024 in accordance with past Company practices for the determination of Executive’s annual bonus; and

(v)    Continued participation in the Company’s group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of 12 months at no cost to Executive. Thereafter, Executive may continue COBRA continuation coverage for any remaining period of COBRA eligibility at the normal cost of continuation coverage. Executive’s continued participation is contingent on Executive timely enrolling in COBRA continuation coverage. Notwithstanding the foregoing, COBRA participation will terminate when Executive and covered dependents are no longer eligible for continuation coverage under COBRA.

    (d)    Tax Withholdings. The payments payable to Executive under this Agreement are subject to reduction to satisfy any and all applicable standard federal, state and local withholding obligations and any other required withholdings.

    (e)    Section 409A Restrictions. This Agreement shall be interpreted in such a manner that the payments to Executive are either exempt from, or comply with, Section 409A of the Internal Revenue Code, including any regulations or other guidance that may be issued after the date hereof. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” as defined below, as of the Retirement Date, then, to the extent any payment under this Agreement resulting from Executive’s retirement from the Company constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) and to the extent required by Section 409A, no payments due under this Agreement as a result of Executive’s retirement may be made until the earlier of (a) the first day following the six-month period that follows the Retirement Date or, if later, six months following the date that Executive incurs a separation from service defined in Treas. Reg. §1.409A-1(h), and (b) Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable after the expiration thereof. For purposes of this Agreement, the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Reg. §1.409A-1(i).

3.    Stock Incentive Awards. The parties acknowledge that Executive holds the awards described in this Section 3 under the terms of the Surgery Partners, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) that are not fully vested. The awards will be amended and modified so that they do not terminate upon the Retirement Date and that additional vesting will be applied to such awards, as described herein, provided Executive continues in employment through the Retirement Date and does not violate the restrictive covenants in Sections 4 and 5.

    (a)    Restricted Stock Awards. Executive holds the following “Restricted Stock” awards, as described in the Stock Incentive Plan, that are not fully vested. Each of the Restricted Stock award will become vested as specified below:

(i)3,420 Restricted Stock shares, awarded February 28, 2022 to become vested on August 31, 2024; and
(ii)4,057 Restricted Stock shares, awarded March 2, 2022 to become vested on August 31, 2024; and
(iii)7,095 Restricted Stock shares, awarded March 11, 2022 to become vested on August 31, 2024; and
(iv)3,421 Restricted Stock shares, awarded February 28, 2023 to become vested on August 31, 2024; and
(v)4,058 Restricted Stock shares, awarded March 2, 2023 to become vested on August 31, 2024; and
(vi)3,421 Restricted Stock shares, awarded February 28, 2024 to become vested on August 31, 2024.

(b)    Performance Share Units. Executive holds the following “Performance Share Units,” as described in the Stock Incentive Plan, that are not fully vested. For Performance Share Units that are earned upon the achievement of performance goals, as described in the Stock Incentive Plan, will become vested as specified below, and will be paid to Executive as described in the Stock Incentive Plan or an award agreement between the Company and Executive:

(i)22,209 Performance Share Units awarded March 11, 2022 with performance to be certified and entire amount of the resulting shares to be vested on March 11, 2025; and

(ii)    6,762 Performance Share Units awarded March 2, 2023; reflected as 20/36 of initial units awarded, shares to become vested on March 2, 2026; and

(iii)    3,420 Performance Share Units awarded February 28, 2024; reflected as 8/36 of initial units awarded, shares to become vested on February 28, 2027.
    4.    Confidential Information. Other than in the performance of his duties hereunder, during the Restrictive Period (as defined below) and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.

        (a)    As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company or any of its Affiliates or the Business, including but not limited to any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, designs, processes, procedures, improvements, models, manuals, financial data, acquisition strategies and information, information relating to operating procedures and marketing strategies, and any other proprietary information used by the Company or any of its Affiliates in connection with the Business, irrespective of its form; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry, in each case through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and its Affiliates. Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which Executive becomes aware and of all details thereof. Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, computers, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Inventions and Discoveries (as defined below) or the business of the Company or any of its Affiliates which Executive may then possess or have under his control. Nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires Executive to provide notice to the Company of the same. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspended violation of law, or (2) in a compliant or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

    (b)    “Business” as used herein means the business of owning, operating, developing and/or managing, or providing management or administrative services to, (a) ambulatory surgery centers anywhere in the United States or (b) physician-owned surgical hospitals within a 50 mile radius of any hospital that is owned, operated, developed or managed by the Company or any Affiliate.

5.    Restrictive Covenants. Executive acknowledges that in the course of his employment with the Company or any of its Affiliates, or their predecessors or successors, he has been given access to and has become familiar with their trade secrets and with other Confidential Information and that his services have been and shall be of special, unique and extraordinary value to the Company and Affiliates. Therefore, and in further consideration of the compensation to be paid to Executive hereunder and in connection with his employment, and to protect the Company’s and its Affiliates’ Confidential Information, business interests and goodwill:

(a)    Non-compete. Except as specifically agreed between Executive and the Chief Executive Officer of the Company, Executive hereby agrees that for a period ending twelve (12) months after the Retirement Date (the “Restrictive Period”), he shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company and its Affiliates) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or is actively developing or attempting to develop in any element of the Business anywhere within a 50-mile radius of the Nashville, Tennessee metropolitan area or within a 50-mile radius of any area (or in the event such area is a major city, the metropolitan area relating to such city) in which the Company or any of its Affiliates on the Termination Date actively engages or is actively developing or attempting to develop in any element of the Business (the “Territory”); provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of 3% of the stock of such corporation. With respect to the Territory, Executive specifically acknowledges that the Company and its Affiliates intend to expand the Business into and throughout the United States. Notwithstanding the foregoing, the activity proscribed by this Section 5(a) shall not constitute a violation of this Section where performed for (x) an entity where no more than a de minimis amount of revenue is derived from a business that is competitive with the business of the Company or any of its Affiliates; or (y) an entity that derives no more than $100 million in revenue from one or more divisions, departments or segments, in the aggregate, that are engaged in any business competitive with the business of the Company or any of its Affiliates; provided, that in either case, you are not responsible for (and do not engage or participate in) the day-to-day management, oversight or supervision of such business and provided you do not have direct supervision over the individual or individuals who are so responsible for such day-to-day management, oversight or supervision.

(b)    Interference with Relationships. Without limiting the generality of the provisions of Section 5(a) hereof, Executive hereby agrees that, during the Restrictive Period, he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, (i) solicit or encourage, or participate in any business which solicits or encourages (A) any person, firm, corporation or other entity which has executed, or proposes to execute, a management services agreement or other services agreement with the Company or any of its Affiliates at any time during the term of this Agreement, or any successor in interest to any such person, firm, corporation or other entity, for the purpose of securing business or contracts related to any element of the Business, or (B) any present customer or patient of the Company or any of its Affiliates or any of their Affiliated Practices to terminate or otherwise alter his, her or its relationship with the Company or any of its Affiliates or such Affiliated Practice; or (ii) divert, entice away, solicit or encourage, or attempt to divert, entice away, solicit or encourage, any physician who utilizes or has invested in an Affiliated Practice to become an owner, investor or user of another practice or facility that is not an Affiliated Practice or approach any such physician for any of the foregoing purposes or authorize or assist in the taking of any such action by any third party. In addition, at all times from and after the Retirement Termination Date, Executive shall not contact or communicate in any manner with any of Company’s or any of its Affiliates’ suppliers or vendors, or any other third party providing services to the Company or any of its Affiliates, regarding the Company or any of its Affiliates or any Company- or any such Affiliate-related matter (which suppliers, vendors or third party service providers will include, without limitation, any third party with whom the Company or any of its Affiliates was, during the term of Executive’s employment with the Company or any of its Affiliates, contemplating engaging, or negotiating with, for the future provision of products or services). Provided, however, that these restrictions shall apply (x) only with respect to those persons who are or have been a business partner of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (y) only if Executive has performed work for such person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such person as a result of his employment or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in his solicitation of such person.

(c)    Non-solicitation. Other than in the performance of his duties hereunder, during the Restrictive Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, employ, recruit or solicit for employment or engagement, any person who is employed or engaged by the Company or any of its Affiliates or any of its Affiliated Practices during the Restrictive Period, or otherwise seek to influence or alter any such person’s relationship with any of the Affiliated Practices, the Company or any of its Affiliates; provided, however that responses to a general solicitation (such as an internet or newspaper solicitation) that are not targeted towards any particular person shall not be deemed to be a violation of the restrictions set forth in this Section 5(c).

(d)    Affiliated Practice. For purposes of this Agreement, an “Affiliated Practice” shall include any practice or facility (i) in which the Company or any of its Affiliates has an ownership interest or (ii) that is managed by or receives other services from the Company or any of its Affiliates in connection with any element of the Business.

(e)    Blue Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined below) too lengthy or the Territory too extensive, the other provisions of this Section 5 shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

(f)    Covenant Not to Disparage. During the Restrictive Period and thereafter, Executive shall not disparage, denigrate or derogate in any way, directly or indirectly, the Company, any of its Affiliates, or any of its or their respective agents, officers, directors, employees, parent, subsidiaries, affiliates, Affiliated Practices, affiliated doctors (including any physicians who utilize or have invested in any Affiliated Practice), representatives, attorneys, executors, administrators, successors and assigns (collectively, the “Protected Parties”), nor shall Executive disparage, denigrate or derogate in any way, directly or indirectly, his experience with any Protected Party, or any actions or decisions made by any Protected Party.

(g)    Remedies. Executive acknowledges and agrees that the covenants set forth in this Section 5 and the preceding Section 4 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the business interests of the Company and its Affiliates, that irreparable injury may result to the Company and its Affiliates if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company and its Affiliates will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company and its Affiliates shall be entitled to immediate temporary injunctive and other equitable relief subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. In addition and supplementary to other rights and remedies existing in its (or their) favor, in the event of the material breach by Executive of any of the provisions of this Section 5, the Company (and/or its Affiliates) shall be entitled to require Executive to account for and pay over to the Company (and/or its Affiliates) all compensation, profits, moneys, accruals, increments or other benefits actually derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement which may require Executive to repay any severance. In addition, in the event of an alleged breach or violation by Executive of this Section 5, the restricted periods set forth in this Section 5 shall be tolled until such breach or violation has been duly cured.

(h)    Acknowledgements. Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive acknowledges that the Restrictive Covenants are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel. During the Restricted Period, Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions, prior to the commencement of that employment.

    (i)    Non-Enforcement for Permitted Activities. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Governmental Agencies”), as permitted under Securities and Exchange Commission Rule 21F-17, 17 C.F.R. §240.21F-17(a) (“Rule 21F-17”). Executive acknowledges and understands that this Agreement does not limit his ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. The Company will take no enforcement action against Executive described in this Agreement in the event that Executive validly engages in the conduct described in Rule 21F-17.
6.    Release and Waiver of Claims.
    (a)    Claims Released by Executive. As of the date of the execution of this Agreement, in consideration of the payments, benefits, and other consideration provided to Executive under this Agreement, Executive hereby releases and forever discharges the Company and all of its Affiliates, each of their owners, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (each a “Company Entity” or, collectively, “Company Entities”), from any and all charges, complaints, obligations, liabilities, promises, agreements, rights, claims, debts, expenses or demands Executive now has or may have, arising at any time on or before the date hereof, based on his employment with the Company or the termination of that employment or any positions, including directorships, with the Company or any of its Affiliates. This includes a release of any and all rights, claims or demands Executive has or may have, whether known or unknown, under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act; the Family and Medical Leave Act; or under any other federal, state or local laws or regulations regarding employment or termination of employment. This also includes a release by Executive of any claims for wrongful discharge under any statute, rule, or regulation or under the common law.
    (b)    Review of Release. By signing below, Executive hereby acknowledges and represents that he has been given 21 days to review and consider whether to sign this Agreement and has been advised by the Company to consult with an attorney and his personal advisors before doing so. Executive understands and agrees that by signing this Agreement, Executive gives up any and all rights Executive may have to recover damages against the Company or any other Company Entity, other than payments and benefits described in this Agreement. Executive hereby acknowledges that he is voluntarily entering into this Agreement of his own free will, free of any coercion, pressure or duress, that he understands the terms and conditions of this Agreement, and that he is knowingly releasing each of the Company Entities in accordance with the terms contained herein. Executive further acknowledges that he is receiving consideration under this Agreement beyond anything of value to which he is already entitled.
    (c)    Right of Revocation. Executive acknowledges that he has been advised by the Company that he has seven days after signing this Agreement within which to revoke his signature, that neither the Company nor any other person is obligated to provide any benefits to him pursuant to the Agreement until eight days have passed, and then only if he has not revoked his signature. Any such revocation must be received by the Company within the seven day revocation period to be effective, and that such a revocation may only be sent by electronic delivery or facsimile to the Company, attention General Counsel. The parties agree that in the event Executive revokes his signature within such seven-day period, Executive’s retirement shall remain effective on the Retirement Date but that this Agreement shall otherwise be void ab initio.
    (d)    Rights Not Released or Waived. Notwithstanding the foregoing, by executing this Agreement, neither Executive nor the Company will have relinquished his or its rights to enforce the provisions of this Agreement, the Employee Plans or the Company, Inc. Long-Term Incentive Plan.
    (e)    Non-Admission. The parties acknowledge that this Agreement does not constitute an admission by Executive or the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.
7.    Cooperation. The parties recognize that Executive may be named as a defendant in legal actions with respect to his role as an officer of the Company. The Company shall continue to cover Executive under any director’s and officer’s liability insurance policy that it maintains with respect to such claims against Executive in such capacities for six years following the date hereof, which coverage shall be at the same level as the Company provides to its senior executives. Executive agrees that he will participate in, and cooperate with, such defense without additional compensation from the Company, provided, that the Company will reimburse Executive with respect to any expense incurred by Executive as the result of participating in, and cooperating with, such defense. Executive further agrees to provide his full cooperation with the Company or any of the Company Entities in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal, equitable or business matters or proceedings which involve the Company Entities. Executive acknowledges and understands that his obligations of cooperation under this Section are not limited in time and may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony, and consultation for other business matters unrelated to litigation. Executive will be available at the Company’s reasonable request for any meetings or conferences deemed necessary in preparation for the defense or prosecution of any such matters or proceedings.
8.    Executive’s Representations. As a material inducement to the Company to enter into this Agreement, Executive hereby makes the following representations:
    (a)    Document Review. Executive has read all of the terms of this Agreement, including the fact that his employment relationship with the Company shall be permanently and irrevocably terminated as of the Retirement Date and that this Agreement releases the Company and all Company Entities forever from any legal action arising from that employment relationship and the termination of that relationship. Executive acknowledges that he has been advised to seek legal advice and that he has signed this Agreement of his own free will and in exchange for the consideration to be given which is acknowledged to be adequate and satisfactory and in excess of anything he might be entitled otherwise to receive. Executive represents and warrants that he is competent to execute this Agreement.
    (b)    Covenant Not to Sue. Except with respect to any activities that are protected under Rule 21F-17, Executive has not filed any complaints or charges against any Company Entity or insurers with any local, state or federal agency or court related to his employment with or retirement from the Company, and will not do so at any time hereafter.
9.    Miscellaneous.
        (a)    Notices. Any notice under this Agreement must be in writing and given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person, to the relevant address set forth below, or to such other address as the recipient of such notice or communication has specified in writing to the other party hereto in accordance with this Section:
    If to the Company to:
    Surgery Partners, Inc.
    310 Seven Springs Way, Suite 500
    Brentwood, TN 37027
    Attention: Chief Human Resource Officer

    If to Executive, to:

Notice to Executive may be to the then-current address of Executive on the records of the Company.
        (b)    No Offset. No payment under this Agreement will be subject to offset or reduction attributable to any amount Executive may owe to the Company or any other person, except as required by law.
        (c)    Entire Agreement. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement. Except with respect to the Employee Plans, the Company’s compensation and agreements referenced in Section 2, and any other agreement specifically referenced herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.
        (d)    Amendment. This Agreement may be amended in writing at any time by the Company, provided that Executive’s written consent is required for any amendment that would diminish the benefits provided hereunder to Executive.
        (e)    Choice of Law. This Agreement and the performance hereof will be construed and governed in accordance with the internal laws of the State of Tennessee, without regard to its choice of law principles, except to the extent that federal law controls or preempts state law. Any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party herein, shall be brought and maintained exclusively in the federal or state courts of the state of Tennessee that are located in Davidson County, Tennessee. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof in accordance with Section 10(a).

        (f)    Successors and Assigns. The obligations, duties and responsibilities of Executive under this Agreement are personal and shall not be assignable. In the event of Executive’s death or disability, the release contained in this Agreement shall be binding on, and the terms of this Agreement shall be enforceable by, Executive’s estate, executors or legal representatives, provided that the Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement. As used in this Agreement, the term “Company” shall mean the Company, as defined herein, and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.
        (g)    Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.
        (h)    Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.
        (i)    Attorneys’ Fees. In the event the Company or Executive breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then upon a finding by a court of competent jurisdiction, the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce this Agreement.

        (j)    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
EXECUTIVE

/s/ Brad Owens
Brad Owens

SURGERY PARTNERS, INC.

/s/ J. Eric Evans
J. Eric Evans, Chief Executive Officer

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